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                                                                    EXHIBIT 21.1
                          Subsidiaries of Palm, Inc.
                                 January 2000


Subsidiaries of Palm, Inc.
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Palm Mexico Sales S.A. de C.V.
Palm Computing K.K.
Palm Sales Canada Inc.
Palm Technology Investment Holdings Limited
Palm International Holdings Ltd.
Palm Computing Europe SARL

Subsidiaries of Palm International Holdings Ltd.
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Palm Manufacturing Technologies Limited
Palm Europe Ltd.

Subsidiaries of Palm Europe Ltd.
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Palm Australia Sales Pty Limited
Palm France
Palm Germany Gmblt
Palm Sales Netherlands BV
Palm Hong Kong Limited
Palm Italy Branch
Palm Singapore Sales Pte. Ltd.
Palm Sweden Aktiebolag
Palm Europe Limited, London (UK), Zurich Branch